Exhibit 5.1


                                [FORM OF OPINION]
                    [TARTER KRINSKY & DROGIN LLP LETTERHEAD]



                               September 17, 2003



Solomon Technologies, Inc.
7375 Benedict Avenue
Benedict, MD 20612

         Re:      Form SB-2 Registration Statement

Ladies and Gentlemen:

         We have acted as counsel for Solomon Technologies, Inc., a Delaware corporation, (the "Corporation"), in connection with the referenced Registration Statement on Form SB-2 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 1,043,207 shares of the Corporation's common stock, $0.001 par value ("Common Stock"), that are issued and outstanding, or may be issued pursuant to the convertible bridge notes, bridge warrants and Cytation Corporation warrant, each as referenced in the Registration Statement. This Opinion Letter is rendered pursuant to Item 27 of Form SB-2 and Item 601(b)(5) of Regulation S-B.

         We have examined the Certificate of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, as amended, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

         As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Corporation and certificates of public officials. We have made no independent investigation with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

         This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement. The only

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Solomon Technologies, Inc.
September 17, 2003
Page 2


opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

         We are admitted to practice law in the State of New York, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of New York and of the General Corporation Law of the State of Delaware and applicable Delaware case law.

         Based on the foregoing, it is our opinion that the 755,589 shares of Common Stock covered by the Registration Statement currently issued and outstanding have been duly authorized, and are validly issued, fully paid and non-assessable. Further, based on the foregoing, it is our opinion that the 287,618 shares of Common Stock covered by the Registration Statement to be issued pursuant to the convertible bridge notes, bridge warrants and Cytation Corporation warrant, each as referenced in the Registration Statement, have been duly authorized, and will be, when issued in accordance with the terms and conditions of the foregoing notes and warrants, validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our firm name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                       Sincerely,

                                       TARTER KRINSKY & DROGIN LLP